Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the financial statements of TTC Healthcare, Inc. and Subsidiaries (Successor) and Transformations Treatment Center, Inc. and Affiliates (Predecessor) for the years ended December 31, 2020 and 2019.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 9, 2021